U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549


                                   Form 8-K

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): October 23, 1996


                      California Micro Devices Corporation
                      ------------------------------------
            (Exact name of registrant as specified in its charter)


          California              33-399-77               94-2672609
          ----------              ---------               ----------
 (State or other jurisdiction    (Commission           (IRS Employer
     of Incorporation)             File Number)        Identification No.)


             215 Topaz Street, Milpitas, CA          95035-5430
             ------------------------------          ----------
        (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:     (408)263-3214
                                                        -------------

                             Not Applicable
                             --------------
         (Former name or former address, if changed since last report)




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



Item 7.     Financial Statements and Exhibits


            On October 23, 1996, California Micro Devices Corporation (the "Company") released certain information regarding the Company's second quarter 1997 financials attached hereto.







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



SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:   October 25, 1996        CALIFORNIA MICRO DEVICES CORPORATION


                                 By:


                                 /s/ John E. Trewin
                                 ----------------------------
                                 John E. Trewin
                                 Vice President and Chief Financial Officer





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
                                        NEWS RELEASE

[logo CALIFORNIA MICRO DEVICES CORPORATION]
          California Micro Devices     For Further Information Contact:
                                       Jeffrey  Kalb,  President and CEO
                                       (408) 934-3106
                                       John Trewin, Vice President and CFO
                                       (408) 934-3103
                                       Roberta Silverstein, Press and Media
                                       (408) 934-3141

                                       For Release at 1:00 PM Pacific Time

                  CALIFORNIA MICRO DEVICES SECOND FISCAL QUARTER
                           SHOWS  PROFIT ON REDUCED SALES

Milpitas, CA, October 23, 1996 -- California Micro Devices Corporation (NASDAQ NMS: CAMD) (CMD) today reported net income of $140,000, or $0.01 per share, on revenues of $8.1 million, for the quarter ended September 30, 1996, the second quarter of its fiscal year 1997. This compares with net income of $836,000, or $0.08 per share, on revenues of $9.6 million, for the quarter ended September 30, 1995. Average share and share equivalents outstanding were 10,908,000 compared to 10,866,000 at September 30, 1995.

For the six months ended September 30, 1996, the Company reported net income of $472,000, or $0.04 per share, on revenues of $17.7 million. This compares with net income of $1,353,000, or $0.13 per share, for the six months ended September 30, 1995, on revenues of $18.3 million.

According to Jeffrey Kalb, CMD's president and chief executive officer, "This has been a tough quarter for CMD and most of the semiconductor and related industries. As we said earlier this year, many customers are reducing their inventories, and giving us significantly shorter lead times than this time a year ago. Also, some customers, in addition to correcting inventory levels, have lost market share in certain key areas, and some customers have delayed production on products where CMD has design wins. All this has resulted in a 16% reduction in revenues compared to both the year ago quarter and the quarter ended June 30, 1996. Revenues for the six months ended September 30, 1996, however, were just 3% below the same period last year."

Kalb noted that "Margins improved by about 3 percentage points over the previous quarter ended June 30, 1996 but have dropped approximately 7 percentage points compared to the same quarter a year ago. The drop from a year ago was primarily due to a significant change in product mix. We took many steps during the quarter to reduce costs, including company-wide shutdowns during the first weeks of July and September. As a result, we were able to improve margins and, with interest income, stay in the black in spite of the reduction in revenue. Additional cost reductions are being executed, including shutdowns scheduled at the end of November and at the end of December."

As Kalb noted, "While we are controlling costs, we are not neglecting our future. We increased our R&D spending by over 50%, to $1,214,000 compared to $795,000 a year ago, emphasizing our confidence in the future of the business. Much of this increase related to our new P/Active(TM) family of termination and filtering products, as well as some new potentially high volume semiconductor devices. While the P/Active(TM) family of solutions is still small and was only recently announced, we have already begun to see significant interest in these new products. A key factor is that by interacting closely with our customers and doing not only the design but applications characterization, CMD is providing our customers with real solutions to their problems, not just another bag of parts.
                                 - more-
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

This approach is very akin to that pursued by the chip set providers in the semiconductor industry some years ago, but it has been generally foreign to the passive components business. For product developers to meet today's short time to market requirements, they have to be able to access devices they know will work in their application. CMD is pioneering this approach to termination and filtering applications."

"Our increased R&D investment was more than offset by reduced administrative expenses. Although legal costs continue to be very high, we have significantly reduced the unusual consultant, audit and other costs that increased expenses last year. And due to reduced profits, management and other bonuses are much lower than a year ago. We are keeping a very tight rein on general expenses, but making strategic investments in people and materials to expand our marketing and sales activities. We have also been making changes in our indirect sales activities to strengthen their ability to focus on our new generation of passive solutions."

Kalb noted that "We are also very pleased with the progress we have made in our internal systems and procedures. We now have in place the infrastructure needed to support significant growth and meet customer requirements without adding much additional administrative cost. We have also completed the transfer of most of our testing operations to Far East assemblers, reducing cost and lead times, while improving our ability to respond to customer requirements. These steps have positioned us to respond quickly when our business recovers."

In closing, Kalb noted that "The Company's balance sheet remains strong. Receivables continue to be in line with industry norms. And although inventory grew, nearly all the growth was in raw materials to replenish our supply of wafers, while we kept current production spending in line with demand. We have made significant investment in equipment primarily to upgrade our manufacturing capabilities, improve efficiencies, and increase responsiveness to customer requirements."

The Company noted that shares outstanding at both September 30, 1996 and 1995 include 1,500,000 shares issued in 1995 and held in trust in connection with a proposed, but not approved, February 1995 settlement of shareholder class action lawsuits. A new proposed settlement of these lawsuits was announced in September, 1996, and is subject to court approval. However, until such time as the new settlement is funded, the previous settlement remains as recorded in the fiscal year ended March 31, 1995. The overall cost of this settlement is the same as the earlier one expensed in fiscal 1995, but the new settlement involves the issuance of 608,696 shares combined with $6 million in cash, compared with 1,500,000 shares and $1 million in cash under the previously proposed settlement. When and if the new settlement is funded, the Company's cash will be reduced by $5 million dollars and the number of shares outstanding reduced by 891,304 shares.

Forward-looking statements involve a number of risks and uncertainties including, but not limited to, product demand, pricing, market acceptance, risk of dependence on third party suppliers, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in CMD's Securities and Exchange Commission filings. Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the risk factors discussed herein, the Company's future actual results could differ materially from those discussed above.

Headquartered in Milpitas, California, California Micro Devices (CMD) designs, manufactures and markets integrated thin-film, silicon-based termination and filtering passive components and active electronic circuitry. CMD's products target the requirements of computer, networking and communication-based customers for smaller, densely integrated devices that operate at higher frequencies with superior performance and functionality.
                              - more-
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

                     CALIFORNIA MICRO DEVICES CORPORATION
                          STATEMENTS OF OPERATIONS
                 (Amounts in thousands, except per share data)
                               (Unaudited)

                                    Three Months Ended   Six Months Ended
                                       September 30,       September 30,
                                    ------------------  -----------------
                                       1996     1995     1996      1995
                                     -------  -------   -------  --------
Revenues:
  Net product sales                  $7,738   $9,322    $17,033   $17,666
  Technology related revenues           380      307        680       610
                                     ------   ------   --------   -------
    Total revenues                    8,118    9,629     17,713    18,276

Cost and expenses:
  Cost of sales                       4,921    5,314     11,145    10,067
  Research and development            1,214      795      2,201     1,661
  Selling, marketing and
    administrative                    2,009    2,729      4,161     5,203
                                     ------   ------   --------  --------
    Total costs and expenses          8,144    8,838     17,507    16,931
                                     ------   ------    -------   -------
Operating income (loss)                 (26)     791        206     1,345

Other (income) expense, net            (166)     (45)      (266)       (8)
                                     ------   ------   --------  --------
Income before income taxes              140      836        472     1,353

Income taxes                              -        -          -         -
                                     ------   ------   --------   -------
Net income                             $140     $836       $472    $1,353
                                     ======   ======     ======    ======
Net income per share                  $0.01    $0.08      $0.04     $0.13
                                     ======   ======     ======    ======
Weighted average common shares and
  share equivalents outstanding      10,908   10,866     10,964    10,324
                                     ======   ======     ======    ======

                                  - more-
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
                   CALIFORNIA MICRO DEVICES CORPORATION
                             BALANCE SHEET
                  (Amounts in thousands, except share data)

                                                 September 30,    March 31,
                                                     1996          1996
                                                 -------------    ---------
ASSETS:                                           (Unaudited)
Current assets:
  Cash and short-term securities                   $16,341         $22,150
  Accounts receivable, less allowance for
    doubtful accounts of $796 and $900               3,700           4,500
  Inventories                                        8,079           6,940
  Other assets                                         752             585
                                                   -------         -------
    Total current assets                            28,872          34,175

Property, plant & equipment, net                    12,878           9,314
Restricted cash                                        984             905
Other long term assets                                 443             534
                                                   -------         -------
    Total assets                                   $43,177         $44,928
                                                   =======         =======
LIABILITIES & SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                 $ 2,804         $ 2,832
  Accrued salaries and benefits                        896           1,250
  Other accrued liabilities                          2,748           4,279
  Deferred margin on shipments to distributors         748           1,039
  Current maturities of long-term debt and
    capital lease obligations                          583           1,282
                                                    ------         -------
    Total current liabilities                        7,779          10,682

Long-term debt, less current maturities              7,490           7,490
Capital lease obligations, less current maturites      164             299
Deferred income                                          -             107
                                                   -------         -------
    Total liabilities                               15,433          18,578

Shareholders' equity:
  Common stock - no par value; authorized 25,000,000; issued
    and outstanding 10,507,645 shares               56,392          55,442
  Retained earnings                                (28,648)        (29,092)
                                                   -------         -------
    Total shareholders' equity                      27,744          26,350
                                                   -------         -------
  Total liabilities and shareholders' equity       $43,177         $44,928
                                                   =======         =======

                                ###
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